                                                                     Exhibit 2

                             STOCKHOLDERS AGREEMENT


                               DATED JULY 28, 1995

          The parties to this agreement are Schein Pharmaceutical, Inc., a Delaware corporation (the "Parent"), SM Acquiring Co., Inc., a Delaware corporation and a subsidiary of the Parent (the "Sub"), and the other parties to this agreement (each, a "Stockholder", and, collectively, the "Stockholders").

          Simultaneously with the execution and delivery of this agreement and in reliance on the parties entering into this agreement, the Parent, the Sub and Marsam Pharmaceuticals, Inc., a Delaware corporation (the "Company"), are entering into an agreement and plan of merger (the "Merger Agreement"), pursuant to which the Sub will merge into the Company (the "Merger"). Under the Merger Agreement, the Parent or Sub will commence a cash tender offer to purchase all the outstanding shares of common stock of the Company (the "Shares").

          The parties agree as follows:

          1. TENDER OF SHARES. Each Stockholder shall validly tender (and not withdraw) pursuant to and in accordance with the Offer (as defined in the Merger Agreement), not later than the tenth business day after commencement of the Offer pursuant to section 1.1 of the Merger Agreement, the number of shares of common stock of the Company set forth opposite that Stockholder's name on schedule 1 (the "Existing Shares") beneficially owned by the Stockholder. Each Stockholder agrees that the Parent's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.
The Parent and Sub agree that Shares (as such term is defined in the Merger Agreement) may not be accepted for payment in the Offer in violation of the terms of the Merger Agreement. The Stockholders shall have no obligation under this section 1 after the earliest of (a) the termination, expiration, abandonment or withdrawal of the Offer, (b) December 30, 1995 and (c) the termination of the Merger Agreement in accordance with clause (a), (b), (c),
(d), (e) or (h) of section 8.1 of the Merger Agreement. In addition, no Stockholder shall have any obligation under this section 1 in the event that the Parent has taken any action with respect to or in connection with the Offer that, pursuant to the provisions of section 1.1(a) of the Merger Agreement, the Parent is prohibited from taking without the prior written consent of the Company, unless such Stockholder has given its written consent to such action.

          2. VOTING OF SHARES. At any meeting of stockholders of the Company or in connection with any written consent of stockholders of the Company, each Stockholder shall vote (or cause to be voted) all the Shares beneficially owned by that Stockholder as of the applicable record date (other than Shares that are not outstanding) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms of the Merger Agreement; (b) against any action or agreement that would result in a breach of any agreement of the Company under the Merger Agreement; and (c) against any other action that could reasonably be expected to interfere with, delay or otherwise adversely affect the Merger and the transactions contemplated by the Merger Agreement. The Stockholders shall have no obligation under this section 2 or under section 8 after the earlier of
(a) December 30, 1995 and (b) the termination of the Merger Agreement in accordance with its terms. In addition, no Stockholder shall have any obligation under this section 2 or under section 8 following any decrease in, or change in the form of, the consideration payable to stockholders of the Company in the Merger, unless that Stockholder shall have given its consent to the decrease or change.

          3.   OPTIONS

               (a) Each Stockholder grants the Parent an irrevocable option (collectively, the "Stock Options") to purchase the number of Shares set forth opposite that Stockholder's name on schedule 1 (the "Option Shares") at a purchase price per Share equal to the price per Share payable in the Offer (the "Purchase Price"). If (a) the Offer is terminated, abandoned or withdrawn by the Parent or Sub due to the failure of the condition to the Offer set forth in clause (1) or in sub-clause (C), (D), (F) or (G) of clause (3) of exhibit A to the Merger Agreement, (b) the Offer is terminated, abandoned or withdrawn by the Parent or Sub in a circumstance referred to in section 8.1(d) of the Merger Agreement that involves a suit, action or proceeding by a party that has made an Acquisition Proposal (as defined in the Merger Agreement) or (c) the Offer is consummated but the Parent or the Sub has not accepted for payment and paid for the aggregate number of Shares set forth opposite each Stockholder's name on schedule 1 and such non-acceptance and non-payment is not in contravention of the Parent's or Sub's obligations under the Merger Agreement or the Offer, the Stock Options shall, in each case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable in whole but not in part until 30 days after the date of the occurrence of that event, as long as: (y) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") required for the purchase of the Option Shares upon such exercise shall have expired or been waived, and (z) there shall not be in effect any injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Options. If the Parent wishes to exercise the Stock Options, the Parent shall send a written notice to the Stockholders identifying the place and date (not fewer than two nor more than 10 business days from the date of the notice) for the closing of the purchase. Notwithstanding the foregoing, if the Parent exercises the Stock Options, (i) the Parent shall, within 30 calendar days after the date of exercise, offer to all other stockholders of the Company the opportunity to sell their shares of common stock of the Company to the Parent on the same terms provided in this section 3 with respect to the purchase of Shares upon the exercise of Stock Options, subject only to the conditions set forth in clauses (y) and (z) in this section 3 and in clause (3)(I) of exhibit A to the Merger Agreement, and (ii) if the amount of cash or fair value of consideration per share paid in that tender offer or otherwise (including, without limitation, in a merger) for the acquisition of Shares by the Parent or any of its affiliates (as defined in section 3(b)) at any time within 183 days after the purchase of Shares pursuant to the Stock Options exceeds the amount per Share paid upon the purchase of Shares pursuant to the Stock Options, the Parent shall promptly pay each Stockholder an amount equal to the product of that excess and the number of Shares sold by that Stockholder pursuant to the Stock Options. Anything in this agreement to the contrary notwithstanding, (i) no Stockholder shall have any obligation under this section 3(a) if the Stock Options have not been exercised in accordance with this section 3(a) on or prior to December 30, 1995, and (ii) no Stock Option may be exercised in respect of the Option Shares of any Stockholder on or after the date, if any, on which such Stockholder has no obligation under section 1 of this agreement by reason of the provisions of the last sentence of section 1 of this agreement.

          (b) If the Parent purchases Shares pursuant to the Stock Options, and, at any time(s) within 183 days after the consummation of the purchase, the Parent or any of its affiliates (as such term is defined in Rule 405 under the Securities Act of 1933) sells, exchanges or otherwise disposes of any of those Shares, or agrees to sell, exchange or otherwise dispose of any of those Shares, voluntarily or otherwise (including, without limitation, pursuant to a merger), and if the cash or fair value of the consideration per Share received in exchange exceeds the Purchase Price, then the Parent shall promptly pay or deliver an aggregate of 60% of that excess to the respective Stockholders pro rata in relation to the number of Shares sold by them pursuant to the Stock Options.

          (c) The Parent shall not offer, sell or otherwise dispose of any Shares purchased pursuant to the Stock Options in violation of applicable federal or state securities laws.

          4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants to the Parent as follows:

          (a) OWNERSHIP OF SHARES. That Stockholder is the beneficial owner of not fewer than the number of Shares set forth opposite that Stockholder's name on schedule 1. That Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in sections 1 and 2, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all the matters set forth in this agreement, in each case with respect to all the Existing Shares set forth opposite that Stockholder's name on schedule 1. That Stockholder's Existing Shares are held by that Stockholder, or by a nominee or custodian for the benefit of that Stockholder, free and clear of all liens, claims, security interests and other encumbrances, except for encumbrances arising under this agreement.

          (b) POWER; BINDING AGREEMENT. That Stockholder has the legal capacity to enter into and perform all of that Stockholder's obligations under this agreement. The execution, delivery and performance of this agreement by that Stockholder will not violate any other agreement to which that Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This agreement has been duly and validly executed and delivered by that Stockholder and constitutes a valid and binding obligation of that Stockholder, enforceable against that Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity. There is no other person or entity whose consent is required for the execution and delivery of this agreement by that Stockholder or the consummation by that Stockholder of the transactions contemplated by this agreement. If that Stockholder is married and that Stockholder's Shares constitute community property, this agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, that Stockholder's spouse, enforceable against that spouse in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.

          (c) CONSENTS AND APPROVALS; NO VIOLATION. Assuming the compliance by the Parent with section 3(c), neither the execution and delivery of this agreement by that Stockholder nor the consummation by that Stockholder of the transactions contemplated by this agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the HSR Act or pursuant to the Securities Exchange Act of 1934; (ii) result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which that

Stockholder is a party or by which that Stockholder or any of that Stockholder's assets may be bound; or (iii) violate any order, writ injunction, decree, statute, rule or regulation applicable to that Stockholder or by which any of that Stockholder's assets are bound.

          (d) BROKERS. No broker, finder or other investment banker (with the possible exception of Bear, Stearns & Co. Inc.) is entitled to any broker's, finder's or other similar fee or commission in connection with this agreement or the sale of that Stockholder's Option Shares pursuant to this agreement based upon agreements made by or on behalf of that Stockholder.

          5. REPRESENTATIONS AND WARRANTIES OF THE PARENT. The Parent represents and warrants to the Stockholders as follows:

          (a) POWER; BINDING AGREEMENT. The Parent has the corporate power and authority to enter into and perform all its obligations under this agreement. The execution, delivery and performance of this agreement by the Parent will not violate any other agreement to which the Parent is a party. This agreement has been duly and validly authorized, executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity. There is no other person or entity whose consent is required for the execution and delivery of this agreement by the Parent or the consummation by the Parent of the transactions contemplated by this agreement.

          (b) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this agreement by the Parent nor the consummation by the Parent of the transactions contemplated by this agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the HSR Act or pursuant to the Securities Exchange Act of 1934; (ii) result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent is a party or by which the Parent or any of its assets may be bound; or (iii) violate any order, writ injunction, decree, statute, rule or regulation applicable to the Parent or by which any of its assets are bound.

          (c) BROKERS. No broker, finder or other investment banker (other than Tanner & Co., Inc.) is entitled to any broker's, finder's or other similar fee or commission in connection with this agreement or the transactions contemplated by this agreement based upon agreements made by or on behalf of the Parent.

          6. NO SOLICITATION. Prior to December 31, 1995, no Stockholder shall, in that Stockholder's capacity as such, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse an Acquisition Proposal, or authorize or permit any person or entity acting on behalf of that Stockholder to do any of the foregoing. If any Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, that Stockholder shall promptly inform the Parent of that inquiry or proposal. Anything in this agreement to the contrary notwithstanding, the sole and exclusive remedy for any nonperformance or breach by any Stockholder or Stockholders of the provisions of this section 6 shall be an injunction or injunctions to prevent the breach of this section 6 and/or to enforce specifically the terms and provisions of this section 6. Without limiting the generality of the preceding sentence, it is expressly understood and agreed that monetary damages shall not be awarded for any nonperformance or breach of this section 6.

          7. RESTRICTIONS ON TRANSFER, ETC. Except as provided in this agreement, prior to the earliest of (a) December 31, 1995, (b) the termination, abandonment, withdrawal or consummation of the Offer under circumstances other than those referred to in clause (a), (b) or (c) of the second sentence of section 3(a) of this agreement or (c) the 30th day after the termination of the Merger Agreement in accordance with its terms, no Stockholder shall, directly or indirectly: (i) except for transfers to that Stockholder's family or trusts for the benefit of that Stockholder's family (provided that the transferee of the Shares agrees in writing, in form reasonably satisfactory to the Parent, to be bound by the terms of this agreement), offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any agreement, arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of that Stockholder's Existing Shares or any interest in those Shares; or (ii) take any action (including the grant of any proxies or powers of attorney with respect to any Shares, the deposit of any Shares into a voting trust or the entry into a voting agreement with respect to any Shares) that would make any representation or warranty of that Stockholder in this agreement untrue in any material respect or have the effect of preventing or disabling that Stockholder from performing that Stockholder's obligations under this agreement.

          8. WAIVER OF APPRAISAL RIGHTS. Each Stockholder waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

          9. STOCKHOLDER CAPACITY. No person executing this agreement who is or becomes during the term of this agreement a director of the Company makes any agreement in his or her capacity as a director. Each Stockholder is executing and delivering this agreement solely in that Stockholder's capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, that Stockholders' Shares. Notwithstanding anything to the contrary in this agreement, no action or inaction by a Stockholder in his capacity as a director of the Company shall be deemed to contravene section 6, as long as the action or inaction does not contravene section 6.2 of the Merger Agreement.

          10.  MISCELLANEOUS

          (a) DEFINITION. The terms "beneficially own" and "beneficial ownership" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934.

          (b) LIABILITY AFTER TRANSFER. Each Stockholder agrees that, notwithstanding any transfer of that Stockholder's Existing Shares in accordance with section 7, that Stockholder shall remain liable for his or her performance of all obligations under this agreement.

          (c) AMENDMENTS, WAIVERS, ETC. This agreement may not be amended, changed, supplemented, waived or otherwise modified or, except as otherwise provided in this agreement, terminated with respect to any party, except upon the execution and delivery of a written agreement executed by the party to be charged (it being understood, however, that schedule 1 may be supplemented unilaterally by the Parent adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by this agreement, and thereafter the added stockholder shall be treated as a "Stockholder" for all purposes of this agreement).

          (d) NOTICES. All notices, requests, claims, demands and other communications in this agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to a Stockholder:     At the address set forth on schedule 1

     If to the Parent or Sub: Schein Pharmaceutical, Inc.
                              100 Campus Drive
                              Florham Park, New Jersey  07932
                              Telecopier: (201) 593-5590
                              Attention:  Mr. Martin Sperber
                                          Chairman and Chief
                                            Executive Officer

     copy to:                 Proskauer Rose Goetz & Mendelsohn LLP
                              1585 Broadway
                              New York, New York  10036
                              Telecopier: (212) 969-2900
                              Attention:  Richard L. Goldberg, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt of notice of the change).

          (e) SEVERABILITY. If any provision of this agreement is invalid, illegal or unenforceable, the invalidity, illegality or unenforceability shall not affect any other provision.

          (f) SPECIFIC PERFORMANCE. Each party agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions of this agreement, this being (except as provided in section 6) in addition to any other remedy to which they are entitled at law or in equity.

          (g) NO WAIVER. The failure of any party to exercise any right, power or remedy under this agreement or otherwise available in respect of this agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

          (h) GOVERNING LAW. This agreement shall be governed and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto.

          (i) HEADINGS. The headings in this agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement

          (j) COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

          (k) ENTIRE AGREEMENT. This agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to that subject matter.


                                                SCHEIN PHARMACEUTICAL, INC.


                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:


                                                SM ACQUIRING CO., INC.


                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:


                                                   STOCKHOLDERS:



                                                   -----------------------------


                                                   -----------------------------


                                                   -----------------------------

                                   SCHEDULE 1

                                                             Number of
Name of Stockholder              Address for Notices           Shares
- -------------------              -------------------           --------
Agvar Chemicals Inc.             Agvar Chemicals Inc.            1,322,566
                                 96 Route 23
                                 Little Falls, NJ  07424
                                 ATTN:  Agnes Varis
                                 Tel:  (201) 256-3232
                                 Fax:  (201) 256-6526

Agnes Varis and                  Agvar Chemicals Inc.               92,500
Karl Leichtman (jointly)         96 Route 23
                                 Little Falls, NJ  07424
                                 ATTN:  Agnes Varis
                                 Tel:  (201) 256-3232
                                 Fax:  (201) 256-6526

Agnes Varis                      Agvar Chemicals Inc.                5,625
                                 96 Route 23                 plus any
                                 Little Falls, NJ  07424     shares issued
                                 ATTN:  Agnes Varis          upon exercise
                                 Tel:  (201) 256-3232        of options
                                 Fax:  (201) 256-6526

                                 FOR ALL THREE ABOVE,
                                 WITH A COPY TO:

                                 Kramer, Levin, Naftalis,
                                   Nessen, Kamin & Frankel
                                 919 Third Avenue
                                 New York, New York  10022
                                 ATTN:  Martin Balsam, Esq.
                                 Tel:  (212) 715-9100
                                 Fax:  (212) 715-8000

Marvin Samson                    Marsam Pharmaceuticals Inc.     1,450,441
                                 24 Olney Avenue, Bldg. 31   plus any
                                 Cherry Hill, NJ  08034      shares issued
                                 Tel:  (609) 424-5600        upon exercise
                                 Fax:  (609) 751-8784        of options

                                 WITH A COPY TO:

                                 Duane, Morris & Heckscher
                                 4200 One Liberty Place
                                 Philadelphia, Pennsylvania
                                 19103-7396
                                 ATTN:  Frederick W. Dreher,
                                        Esq.
                                 Fax:  (215) 979-1213